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EXHIBIT 16.1



January 27, 2003


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, DC 20549


Dear Sirs/Madam:

         We have read Item 4 in the Form 8K for Markland Technologies, Inc., with date of report of January 23, 2003 dated January 27, 2003 and filed with the Securities and Exchange Commission, contained therein insofar as they relate to our firm. We have no basis of agreeing or disagreeing with the statements made in the fifth paragraph relating to the appointment of new independent accountants.


         Very truly yours,


         /s/ Sherb & Co., LLP
         --------------------
         Sherb & Co., LLP